EXHIBIT 10.9

ESCROW AGREEMENT

THIS AGREEMENT made the 2nd day of March, 2007

BURSTALL WINGER LLP, barristers and solicitors, a partnership, having an office in the Province of Alberta (“BW” or “Escrow Agent”, as applicable)

- and -

PEACE OIL CORP., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Peace”)

- and -

SURGE GLOBAL ENERGY, INC., a body corporate, incorporated pursuant to the laws of the Province of Delaware (hereinafter referred to as “Surge”)

- and -

COLD FLOW ENERGY ULC., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Cold Flow”)

- and -

1304146 ALBERTA LTD., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Newco”)

WHEREAS Cold Flow, Surge and Peace are parties to a Stock Purchase Agreement among Cold Flow, Surge, Peace and the Shareholders of Peace dated as of November 30, 2006, as amended (the “Sale Agreement”);

AND WHEREAS pursuant to the Sale Agreement, Closing has occurred and the Purchaser has issued the Notes;

AND WHEREAS if Purchaser does not meet all of its obligations contained in the Notes, Peace, Surge and Cold Flow agreed to convey the Assets to Newco in accordance with the conveyance agreement dated March 2, 2007 amongst Peace, Surge, Cold Flow and Newco (the “Conveyance Agreement”);

I:\KWT\Peace Oil Corp - 31109\Cold flow\Escrow agreement v.6.doc

AND WHEREAS the Conveyance Agreement has been executed by all parties thereto and the parties hereto wish to place the five (5) originals of the Conveyance Agreement in escrow with BW on the following terms and conditions.

AND WHEREAS the parties hereto wish to place the Exchangeable Shares and the Warrants in escrow with BW on the following terms and conditions.

1.	Definitions

In this Agreement (including the premises hereto, this section and the appendices), the words and phrases set forth below have the meanings ascribed thereto below, namely:

“Agreement” means this agreement and all appendices attached hereto together with all instruments supplemental hereto or in amendment or confirmation hereof;

“Court” means the Court of Queen's Bench of Alberta in Calgary, Alberta;

“Escrow Period” means the period of time commencing on the date hereof and unless further extended by the written agreement of the Parties, running until 4:00 p.m., Calgary time, on the earlier of:

(i)	the day immediately following the date upon which the Escrow Agent has released the Conveyance Agreement in accordance with section 7 hereof; and

(ii)	September 1, 2007;

“Exchangeable Shares” means share certificate numbers _________ through __________ of Cold Flow representing in aggregate 8,965,390 exchangeable shares in the capital of Cold Flow;

“Notes” mean the promissory notes executed by Cold Flow in favour of Newco in the amounts of $1,000,000, $1,500,000 and $1,000,000, copies of which are attached hereto as Schedule “A”;

“Party” means any of BW, Peace, Newco, Cold Flow and Surge and “Parties” means all of the parties to this Agreement; and

“Warrants” means warrant certificate numbers _______ through _______ issued by Surge representing 1,000,000 warrants to purchase shares of the common stock of Surge at an exercise price of $1.00 per share on the terms contained therein.

Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Purchase and Sale Agreement and such definitions are incorporated herein by this reference.

2.	Schedules

The following schedules are attached hereto and form a part hereof:

Schedule “A” - Notes

3.	Headings

The headings of sections herein are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

4.	Gender and Number

This Agreement shall be read with all changes in gender and number as may be required by the context.

5.	Appointment and Acceptance of Escrow Agent

Peace, Newco, Cold Flow and Surge hereby appoint BW as the Escrow Agent hereunder and BW accepts such appointment. Newco represents that it has the authority to act on behalf of the Shareholders and deposit the Exchangeable Shares and Warrants on their behalf.

6.	Receipt of Conveyance Agreement, Exchangeable Shares and Warrants

The Escrow Agent hereby acknowledges receipt of five (5) originals of the Conveyance Agreement, the Exchangeable Shares and the Warrants from the Purchaser and agrees to hold and administer the same in trust in accordance with the terms hereof. The Escrow Agent shall not make any copies of the Conveyance Agreement.

7.	Release of Conveyance Agreement, Exchangeable Shares and Warrants

(a)
Pursuant to the Notes, BW, as agent for Newco, is to receive payment of all amounts owing to Newco pursuant to the Notes. In the event that all of the amounts required to be paid by the Notes have not been paid to BW on or before the date required for each Note, the Parties hereto hereby irrevocably instruct BW to release one (1) original of the Conveyance Agreement to each of the Parties hereto such that pursuant to the terms of the Conveyance Agreement the Assets shall be owned by Newco effective as of March 2, 2007. In addition, BW shall return all of the certificates representing the Exchangeable Shares and all of the certificates representing the Warrants to Surge. For greater certainty, if an amount due under one of the Notes is not paid by the time required by that Note, BW is irrevocably instructed to release the Conveyance Agreement, Exchangeable Shares and the Warrants in accordance with this paragraph 7(a).

(b)
If all of the payments required to be made under the Notes are paid to BW on or before the date required for each Note, the Parties hereto hereby irrevocably instruct BW to forthwith destroy all originals of the Conveyance and the Conveyance shall be deemed to be void and of no force and effect without any further action on the part of any Party. In addition, BW shall release all of the certificates representing the Exchangeable Shares and all of the certificates representing the Warrants to Newco. BW shall issue a letter to each of the Parties hereto stating that it has complied with its obligations in this paragraph 7(b) within five (5) business days of the date on which the Conveyance becomes void and of no force and effect pursuant to this subclause 7(b).

(c)
Any dispute or controversy arising hereunder between the Parties in relation to the return or release of the Conveyance Agreement or the amount of any calculations, adjustments or amendments hereunder may be referred to arbitration before a single arbitrator. Any such arbitration, including the selection of the arbitrator, shall be governed by the Arbitration Act (Alberta). The decision of any such arbitrator shall be final and binding on the Parties and the costs and fees relating thereto shall be borne and paid in a manner determined by such arbitrator.

In such circumstances, the Escrow Agent is hereby irrevocably instructed by the Parties as follows:

(i)
it shall be under no obligation to act, except under process or order of any court, until it has been adequately indemnified to its full satisfaction, and that it shall sustain no liability for its failure to act pending such process or court order or indemnification; and

(ii)
it may, in its sole, absolute and unconditional discretion, deposit all five (5) originals of the Conveyance Agreement with the Clerk of the Court in Calgary, Alberta, and upon so depositing and filing its interpleader, it shall be released and discharged as Escrow Agent hereunder and be relieved of all liability under the terms hereof.

8.	Escrow Period

This escrow will come into force upon execution of this Agreement by the Parties hereto and shall continue in effect until the expiration of the Escrow Period, unless further extended by a written agreement among Peace, Newco, Cold Flow, Surge and Escrow Agent.

9.	Successor Escrow Agent

The Escrow Agent (or any successor) may at any time resign by giving notice in writing to the Parties and shall be discharged from its duties under this Agreement upon the appointment of a successor Escrow Agent as provided herein. The successor Escrow Agent shall be appointed by mutual agreement of the Parties. Should mutual agreement not be reached, the successor Escrow Agent shall be appointed by utilizing the arbitration provisions contained in subsection 7(c) of this Agreement. Any successor Escrow Agent shall deliver to the Parties a written instrument accepting its appointment under this Agreement whereupon it shall succeed to all the rights and duties of the predecessor Escrow Agent hereunder and shall be entitled to receive from the predecessor Escrow Agent, and the predecessor Escrow Agent shall be obligated to deliver to the successor Escrow Agent, all documentation then held pursuant to the provisions hereof.

10.	Rights, Privileges, Immunities and Liabilities of the Escrow Agent

The following shall govern the rights, privileges, immunities and liabilities of the Escrow Agent acting within the scope of their authority to act in implementing the terms and intent of this Agreement:

(a)	the Escrow Agent is not a party to, and is not bound by, any agreements involving the Parties except by this Agreement;

(b)
The Parties hereby jointly and severally release the Escrow Agent from, and agree to forthwith indemnify and save the Escrow Agent harmless form and against, any and all liability, loss, costs, claims, actions, damages, expenses, demands or causes of action, whether direct or indirect, resulting from or related to the exercise in good faith by the Escrow Agent of its functions hereunder, except insofar as the same arose through the gross negligence or willful misconduct on the part of Escrow Agent or otherwise arose from any breach of its obligations hereunder;

(c)
the Escrow Agent shall be entitled to act upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, affidavit or other paper or document furnished to it and executed by the Parties or any other authorized third party, both as to the due execution, validity and effectiveness of its provisions and as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be;

(d)	the Escrow Agent shall not be liable for any act done or step taken or omitted by it in good faith in connection therewith;

(e)
in the event of any disagreement involving the Parties resulting in adverse claims or demands being made in connection with the monies and documentation held hereunder, the Escrow Agent shall refrain from releasing the Conveyance Agreement except in accordance with section 7 of this Agreement until (i) the rights of all interested Parties shall have been fully and finally adjudicated by the Court from which no further appeal may be taken; or (ii) all differences shall have been adjusted and all doubt resolved by agreement (or arbitration) among all the interested Parties, and the Escrow Agent shall have been notified thereof in writing signed by all such Parties. The rights of the Escrow Agent hereunder are in addition to any and all other rights which it may have by law or otherwise;

(f)
the Escrow Agent may consult with, obtain advice from and be represented by independent legal counsel in the event of any question arising with respect to any matter concerning this Agreement and shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel;

(g)	the Escrow Agent, having disbursed all documentation held hereunder in accordance with the terms hereof, shall be discharged from any further obligation hereunder; and

(h)
the Escrow Agent is empowered as and when required to issue correspondence at the request of the Parties to third parties confirming the amount or nature of the monies and documentation being administered hereunder.

11.	Notices

The initial addresses of the Parties for notice or other writings required, permitted or desired hereunder shall be as follows:

Purchaser:    Cold Flow Energy ULC
c/o Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, CA 92130
Telephone: (858) 704-5018
Facsimile: (858) 704-5011

Purchaser:    Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, CA 92130
Telephone: (858) 704-5018
Facsimile: (858) 704-5011

Newco:     1304146 Alberta Ltd.
c/o Burstall Winger LLP
1600, 333 -7th Avenue S.W.
Calgary, Alberta T2P 2Z1
Fax: (403) 265-8565
Attention: Keith Templeton

BW:      Burstall Winger LLP
1600, 333 -7th Avenue S.W.
Calgary, Alberta T2P 2Z1
Fax: (403) 265-8565
Attention: Keith Templeton

Peace:       Peace Oil Corp.
c/o Dale Fisher
1129 Lansdowne Avenue S.W.
Calgary, Alberta T2S 1A4

Any of the Parties hereto may from time to time change its address for service hereunder by giving written notice to the other Parties hereto in the manner provided herein. Any such notice or other writing may be served by personal service, by mailing the same by prepaid post in a properly addressed envelope addressed to the intended addressee at its address for service hereunder or by fax to the number hereunder. Any notice given by personal service shall be deemed to be given on the date of such service and any notice given by mail shall be deemed to be given to and received by the addressee on the fifth day (except Saturdays, Sundays, statutory holidays and days upon which the postal service in Canada is interrupted) after the mailing thereof. Any notice given by fax shall be deemed to be given to and received by the addressee on the next day (except Saturdays, Sundays and statutory holidays) after the sending thereof with appropriate answerback acknowledged. In the event of postal service in Canada is or is threatened to be interrupted, all notices and other writings shall be served by personal service or fax. Notwithstanding the foregoing, a direction by the Shareholders and Purchaser for the release of funds shall be by originally executed written notice only.

12.	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

13.	Further Assurances

Each Party hereto, without further consideration, shall do or perform or cause to be done or performed all such further acts and other things, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further and other instruments, deeds and other writings and generally shall take or cause to be taken all such further and other actions as may be necessary or desirable to carry out their respective obligations under this Agreement.

14.	Governing Law

This Agreement shall, in all respects, be subject to and interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party hereto accepts the jurisdiction of the Court and all courts of appeal therefrom.

15.	Counterpart Execution

This Agreement may be executed in counterpart and by facsimile, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

BURSTALL WINGER LLP		PEACE OIL CORP.
Per:	/s/ Keith Templeton	Per:	/s/ David Perez
Per:		Per:

COLD FLOW ENERGY ULC		SURGE GLOBAL ENERGY, INC.
Per:	/s/ David Perez	Per:	/s/ David Perez
Per:		Per:	/s/ William F. Greene

1304146 ALBERTA LTD.
By:	/s/ Jeff Cairns
Name:
Title:

SCHEDULE “A”

NOTES